UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2009
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

500 W. Illinois, Suite 100
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On July 6, 2009, Basic Energy Services, Inc. (“Basic”) issued a press release reporting selected operating data for the month of June 2009. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
     The information furnished pursuant to Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of Basic’s under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.
Item 8.01 Other Events.
     Credit Facility Update
     At June 30, 2009, Basic had $180.0 million outstanding under its credit facility with $28.8 million available for borrowing. Based on projected market conditions, Basic currently expects that it will not be in compliance with certain covenants under its credit facility in certain future periods. Basic expects to evaluate various alternatives in the next few months with respect to its credit facility. Pending amendment or modification of its credit facility, Basic does not currently expect to make any future borrowings under this credit facility. Basic’s cash position at June 30, 2009 was approximately $134 million. Basic believes that operating cash flows together with its cash and cash equivalents, including cash from anticipated financings, will be sufficient to fund its liquidity requirements for the foreseeable future.
Item 9.01 Financial Statements and Exhibits.
     Exhibit 99.1 Press release dated July 6, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: July 6, 2009	By:	/s/ Alan Krenek
	Name:	Alan Krenek
	Title:	Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated July 6, 2009